CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No.1 to Registration Statement No. 333-211408 on Form N-14 of our report dated February 28, 2019, relating to the financial statements and financial highlights of Brookfield Real Assets Income Fund Inc. appearing in the Annual Report on Form N-CSR for the year ended December 31, 2018, and to the references to us under the heading “Questions & Answers” in the Important Notice, in the Notice of Joint Special Meeting of Shareholders, under the headings “Joint Special Meeting of Shareholders”, “Proposal 3: Ratification of Selection of Deloitte & Touche LLP as the RA’s Independent Registered Public Accounting Firm”, “Other Service Providers”, “Financial Highlights”, “Proposal 3: Ratification of Selection of Deloitte & Touche LLP as the RA’s Independent Registered Public Accounting Firm”, “Voting Information and Requirements”, and “Article IV Representations and Warranties” in the Joint Proxy Statement/Prospectus, and under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

December 10, 2019